Exhibit 1

On March 19, 2015, Ballantyne Strong, Inc. (the "Company") held a town hall meeting with its employees regarding the announcement by Fundamental Global Investors of an intention to launch a proxy contest. The script for the town hall meeting is included below.

Ballantyne Strong

Town Hall Meeting Script

March 19, 2015

Speaker: Gary Cavey

Thanks everyone for making time to join us today for this town hall meeting. We’ve had some important recent developments that we wanted to discuss with all of you.

As you may have seen earlier this week, one of our board members, Kyle Cerminara from Fundamental Global Investors, announced that he was launching a proxy contest for Ballantyne Strong.

For those of you who are unfamiliar with proxy contests, it’s when a shareholder submits their own candidates for election to the Board of Directors. In our particular case, Mr. Cerminara is attempting to replace the entire current board of directors with his own slate of candidates.

This was very disappointing and surprising to us. Mr. Cerminara’s firm first started accumulating shares in Ballantyne Strong sometime last year and he now owns a little less than 15% of the total outstanding shares of the company. Over the past year, we had several productive conversations with Mr. Cerminara in which we talked about the business and our growth strategies. He was very passionate about Ballantyne, and given his significant financial interest in the company, we invited him to join our Board of Directors at the beginning of this year and he accepted. We were looking forward to working with him collaboratively to execute the vision we have for the company, and we were open to discussing making additional changes to the Board and adding some new directors that share our mission of creating value for shareholders.

However, he has now chosen to initiate a proxy contest in attempt to gain full control of the Board. In one sense, for an investor to incur the expense of launching a proxy contest, it’s a positive indication of the value that investors see in the company and the quality of the people and assets that we have here.

With a proxy contest initiated, it is now incumbent upon us to demonstrate to our shareholders that the vision and strategies we have developed for Ballantyne are the best path for creating shareholder value. Over the next several weeks, we will be communicating with all of our shareholders to solicit their support for the current path we are on.

We believe we have a compelling case to present to our shareholders. But we will be closely scrutinized during the proxy contest and it is critical that we all act with a sense of urgency in servicing our existing clients and executing on our new business development and marketing initiatives. We have made a lot of progress in strengthening our business development capabilities and building a good sales pipeline. But we haven’t done a good enough job in capturing all of these opportunities. We must execute better and generate results that will show that our growth strategies are gaining traction. This will help make our case more persuasive for the shareholders.

Most importantly though, we cannot allow for this to become a distraction. For the majority of you, your day-to-day responsibilities will not be impacted by the proxy contest. We ask that you continue to stay focused on doing your job to the best of your ability.

In terms of timing, the proxy contest will be decided at our annual meeting of shareholders, which is scheduled for May 13th.

If there are any meaningful developments as we move through the proxy contest, we will provide you with updates. But other than that, we just ask that you continue to come in each day and work hard to build Ballantyne into a stronger, more profitable company.

Now, if anyone has any questions, I would be happy to answer them.

[End of script.]

Forward-Looking Statements

Except for the historical information in this script, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission (“SEC”) filings. Actual results may differ materially from management’s expectations. The Company does not undertake to update or revise forward-looking statements in this script to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, except as required under applicable securities laws.

Important Additional Information

The Company, certain of its directors and certain of its officers are participants in the solicitation of proxies from the stockholders of the company in connection with the Company’s 2015 Annual Meeting of Stockholders. Information concerning the identity and interests of these persons will be available in the Company’s definitive proxy statement, when available, that the Company plans to file with the SEC, as such proxy statement is subsequently supplemented or amended.

The Company’s definitive proxy statement, any other relevant documents and other proxy solicitation materials filed with the SEC concerning the Company are or will be available, when filed, free of charge at www.sec.gov and www.ballantynestrong.com. The Company’s security holders should carefully read the definitive proxy statement, and any supplements thereto, and other proxy materials as and when they become available before making any voting decisions, as they contain important information.

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